UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 2, 2007

(Date of earliest event reported)

UAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 East Algonquin Road, Elk Grove Township, Illinois 60007

(Address of principal executive offices)

(847) 700-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information described under Item 2.03 below “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As more fully summarized below, on February 2, 2007, United Air Lines, Inc. (“United”), a wholly owned subsidiary of UAL Corporation (the “Company”), entered into an amended and restated revolving credit, term loan and guaranty agreement (the “Credit Facility”) that, among other things, results in:

•	a reduction in the overall size of the facility from $3.0 billion to $2.055 billion.
•	a reduction in the applicable interest rates;
•	a more limited collateral package; and
•	a relaxation of certain restrictive covenants.

The Credit Facility was provided by a syndicate of banks and other financial institutions led by J.P. Morgan Securities Inc. and Citicorp Global Markets, Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. (“JPMCB”) and Citicorp USA, Inc. (“CITI”), as co-administrative agents and co-collateral agents, Credit Suisse Securities (USA) LLC, as syndication agent, and JPMCB, as paying agent. The Credit Facility provides for a total commitment of $2.055 billion, comprised of two separate tranches: (i) a Tranche A consisting of $255 million revolving commitment available for Tranche A loans and standby letters of credit to be issued in the ordinary course of business of United or one of its subsidiary guarantors and (ii) a Tranche B consisting of a term loan commitment of $1.8 billion available at the time of closing. Additional loan commitments of up to $450 million are available upon, among other things, United’s request and demonstration that no default or event of default has occurred and is continuing under the Credit Facility. The Tranche A loans mature on February 1, 2012, and the Tranche B loans mature on February 1, 2014.

Borrowings under the Credit Facility bear interest at a floating rate, which can be either a base rate, or at United’s option, a LIBOR rate, plus an applicable margin of 1.0% in the case of Tranche A base rate loans and Tranche B base rate loans, and 2.0% in the case of Tranche A LIBOR loans and Tranche B LIBOR loans. The Tranche B term loan requires regularly scheduled semi-annual payments of principal equal to $9 million. Interest is payable on the last day of the applicable interest period unless the interest period is longer than three months, in which case, interest is payable at three-month intervals and on the last day of the interest period. United may prepay some or all of the Tranche B loans from time to time, at a price equal to 100% of the principal amount prepaid plus accrued and unpaid interest, if any, to the date of prepayment, but without penalty or premium. The base rate for any day is a fluctuating rate per annum equal to the greater of (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next business day plus one half of one percent (0.5%) and (b) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate” in effect at its principal office in New York City. The LIBOR rate for any interest period is the London interbank market rate, adjusted for the statutory reserve rate, determined at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for dollar deposits with a maturity comparable to such interest period.

The obligations under the Credit Facility are unconditionally guaranteed by the Company and certain of the direct and indirect domestic subsidiaries of the Company (other than United) (the “Guarantors”) and, on the closing date for the Credit Facility, are secured by a security interest in the following tangible and intangible assets of United and the Guarantors: (1) the Pacific (Narita, China and Hong Kong) and Atlantic (Heathrow) routes (the “Primary Routes”), (2) primary foreign slots, primary domestic slots, certain gate interests in domestic airport terminals and certain supporting route facilities, (3) certain spare engines, (4) certain quick engine change kits, (5) certain owned real property and related fixtures, and (6) certain flight simulators (the “Collateral”). After the closing date, and subject to certain conditions, United and the Guarantors may grant a security interest in the following assets, in substitution for certain Collateral (which may be released from the lien in support of the Credit Facility upon the satisfaction of certain conditions): (a) certain aircraft, (b) certain spare parts, (c) certain ground handling equipment, and (d) accounts receivable.

The Credit Facility contains covenants that will limit the ability of United and the Guarantors to, among other things, incur or guarantee additional indebtedness, create liens, pay dividends on or repurchase stock, make certain types of investments, enter into transactions with affiliates, sell assets or merge with other companies, modify corporate documents or change lines of business. The Credit Facility also requires compliance with the following financial covenants: (i) a minimum ratio of EBITDAR to the sum of cash interest expense, aircraft rent and scheduled debt payments, (ii) a minimum unrestricted cash balance of $750 million, and (iii) a minimum ratio of market value of collateral to the sum of (A) the aggregate outstanding amount of the loans plus (B) the undrawn amount of outstanding letters of credit, (C) the unreimbursed amount of drawings under such letters of credit and (D) the termination value of certain interest rate protection and hedging agreements with the Credit Facility lenders and their affiliates, of 150% at any time, or 200% at any time following the release of Primary Routes having an appraised value in excess of $1 billion (unless the Primary Routes are the only collateral then pledged).

The Company used the borrowings under the original credit facility to refinance certain indebtedness of United and the Guarantors to finance working capital needs and for other general corporate purposes.

The Credit Facility is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Facility which is filed as Exhibit 4.1 to this Form 8-K.

Item 7.01	Regulation FD Disclosure.

On February 5, 2007, the Company issued a press release announcing the closing of the Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1, is incorporated herein by reference and is hereby filed.

Item 8.01	Other Events.

On January 23, 2007, the Company issued a press release announcing its financial results for the fourth quarter and full year 2006. The references therein regarding the Company’s hedged position for forecasted fuel consumption for the first and second quarter of 2007 were as of January 22, 2007 but were inadvertently indicated to be as of January 22, 2006.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007, among United Air Lines, Inc., as borrower, and UAL Corporation, the parent, and the subsidiaries of United Air Lines, Inc. and UAL Corporation, as guarantors, and the lenders party hereto, and JPMorgan Chase Bank, N.A., as co-administrative agent, co-collateral agent and paying agent, Citicorp USA, Inc., as co-administrative agent and co-collateral agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Citigroup Global Markets, Inc., as joint lead arranger and joint bookrunner, and Credit Suisse Securities (USA) LLC, as syndication agent

99.1	Press Release dated February 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Frederic F. Brace
Name:	Frederic F. Brace
Title:	Executive Vice President and Chief Financial Officer

Dated: February 5, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007, among United Air Lines, Inc., as borrower, and UAL Corporation, the parent, and the subsidiaries of United Air Lines, Inc. and UAL Corporation, as guarantors, and the lenders party hereto, and JPMorgan Chase Bank, N.A., as co-administrative agent, co-collateral agent and paying agent, Citicorp USA, Inc., as co-administrative agent and co-collateral agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Citigroup Global Markets, Inc., as joint lead arranger and joint bookrunner, and Credit Suisse Securities (USA) LLC, as syndication agent

99.1*	Press Release dated February 5, 2007

*	Filed herewith electronically.